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                   [Letterhead of Carter, Ledyard & Milburn]

                                                                Exhibit 3.3

                               July 30, 1999

Nuveen Unit Trusts, Series 56

Nuveen--The Dow 5(SM) Portfolio, August 1999;
Nuveen--The Dow 10(SM) Portfolio, August 1999

c/o The Chase Manhattan Bank,
 as Trustee
4 New York Plaza, 3rd Floor
New York, New York 10004

     Re:               Nuveen Unit Trusts, Series 56
                Nuveen--The Dow 5(SM) Portfolio, August 1999;
                Nuveen--The Dow 10(SM) Portfolio, August 1999
                ---------------------------------------------

Dear Sirs:

     We are acting as special counsel with respect to New York tax matters for Nuveen Unit Trusts, Series 56, Nuveen--The Dow 5(SM) Portfolio, August 1999; and Nuveen--The Dow 10(SM) Portfolio, August 1999 (each, a "Trust Fund"), which will be established under a Standard Terms and Conditions of Trust for Nuveen Unit Trusts Series 4 and certain subsequent Series dated May 29, 1997 and a related Trust Indenture and Agreement dated today's date (such Standard Terms and Conditions of Trust and related Trust Indenture and Agreement are referred to collectively as the "Indenture"), each between John Nuveen & Co. Incorporated, as Depositor (the "Depositor"), and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust Fund will be issued (the "Units"), which Units may, in accordance with the Indenture, be represented by a certificate or certificates (the "Certificates").

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

     Based upon the foregoing, we are of the opinion that:
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          1.   Each Trust Fund will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

          2. Under the income tax laws of the State and City of New York, the income of each Trust Fund will be considered the income of the holders of the Units.

          3. By reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law, no New York State stock transfer tax will be payable in respect of any transfer of the Certificates.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-82535) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "Tax Status" and "Legal Opinion" in such Registration Statement and the preliminary prospectus included therein.

                                       Very truly yours,

                                       CARTER, LEDYARD & MILBURN

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